Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement of CorMedix Inc. on Form S-3 (Amendment No. 1) (333-185737) of our report, which includes an explanatory paragraph relating to CorMedix Inc.’s ability to continue as a going concern, dated March 19, 2012, on our audits of the financial statements of CorMedix Inc. as of December 31, 2011 and 2010, and for the years then ended, and for the period from July 28, 2006 (inception) to December 31, 2011 which report is included in the Annual Report on Form 10-K of CorMedix Inc. for the year ended December 31, 2011. We also consent to the reference to our firm under the caption “Experts”.

/s/ CohnReznick LLP

Roseland, New Jersey

January 8, 2013